Exhibit 99-B.8.47

Amendment No. 2 to Fund Participation Agreement

The Fund Participation Agreement (the “Agreement”), dated September 21, 2000 and as amended March 1, 2003, between ING Life Insurance and Annuity Company f/k/a Aetna Life Insurance and Annuity Company) ("ILIAC"), Pioneer Investment Management Shareholder Services, Inc. f/k/a Pioneering Services Corporation (the “Transfer Agent”), and Pioneer Funds Distributor, Inc. f/k/a (the “Distributor”), is hereby amended, with effect from April 1, 2003, as set forth below. The Transfer Agent and the Distributor are members of the UniCredito Italiano Banking Group, Register of Banking Groups. Unless otherwise indicated in this Amendment, capitalized terms shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties now desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be amended as follows.

1.           All references in the Agreement (including any Exhibits and Schedules thereto) to “Pioneering Services Corporation”, are hereby deleted and replaced with “Pioneer Investment Management Shareholder Services, Inc.”.

2.           ReliaStar Life Insurance Company ("ReliaStar") and ReliaStar Life Insurance Company of New York ("ReliaStar New York") are added as parties to the Agreement.

3.           Unless otherwise amended, all references to the word "Company" shall now be defined as ILIAC, ReliaStar and ReliaStar New York.

4.          Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following Sections 1(a), 1(b), 1(c):

1(a) ILIAC represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ILIAC to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

1(b) ReliaStar represents that it has established Separate Account N and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Minnesota Insurance law, and has registered or will register each of the Accounts (except for such

Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ReliaStar to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

1(c) ReliaStar New York represents that it has established a separate account for its 401(k) business and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under New York Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ReliaStar New York to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

5.           Subsection 11 of the Agreement is hereby deleted in its entirety and replaced with a new Section 11 as follows:

11.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attn: Michael A. Pignatella

ReliaStar Life Insurance Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attn: Michael A. Pignatella

ReliaStar Life Insurance Company of New York
151 Farmington Avenue
Hartford, Connecticut 06156
Attn: Michael A. Pignatella

To the Transfer Agent:

Pioneer Investment Management Shareholder Services, Inc.
60 State Street
Boston, MA 02109
Attn: Tracy Cmar, Vice President

To the Distributor:

Pioneer Funds Distributor, Inc.
60 State Street
Boston, MA 02109
Attn: William Misata, Senior Vice President

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

(h) Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

(i) Confidentiality. The terms of this Agreement and the Schedule thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

(j) Anti-Money Laundering. Each party agrees to establish and maintain policies and procedures required by the federal, state or local law to detect and prevent money laundering, and each party shall cooperate with the other to the extent required by law to facilitate implementation of each other's anti-money laundering program.

6.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with a new attached Amended Schedule B.

7.	Schedule C of the Agreement is hereby deleted in its entirety and replaced with the new attached Amended Schedule C.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

ING Life Insurance and Annuity Company		ReliaStar Life Insurance Company

By:	/s/ Laurie M. Tillinghast	By:	/s/ Laurie M. Tillinghast

Title:	VP	Title:	VP

ReliaStar Life Insurance Company of New York

By:	/s/ Laurie M. Tillinghast
Title:	VP

Pioneer ~~Funds Distributor, Inc.~~ Investment Mgmt Shareholder Services, Inc.		Pioneer I~~nvestment Management Shareholder Services, Inc~~. Funds Distributor, Inc.

By:	/s/ Peggy Schooley	By:	/s/ Benz

Title:	Pres & CEO	Title:	EVP Distribution

Schedule B
As amended on March 1, 2003

Pioneer Fund – Class A & R Shares
Pioneer Equity Income Fund – Class A & R Shares
Pioneer Growth Shares – Class A & R Shares
Pioneer High Yield Fund – Class A & R Shares
Pioneer Mid Cap Value – Class A & R Shares
Pioneer Strategic Income Fund – Class A & R Shares

Schedule C

As amended on March 1, 2003

1. Servicing Fee

Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Distributor. The Transfer Agent recognizes the Company as the sole shareholder of the Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay to the Company a servicing fee:

(a) for Class A shares, on the annual rate of 0.15% (0.0375% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter; provided that (i) such fee does not exceed the equivalent of $15.00 per participant per Fund per annum and (ii) Company and Transfer Agent agree to review at least annually the actual amount paid and to make any adjustments to the annual rate; and

(b) for Class R Shares, in consideration of the Company providing services under each Fund’s Class R Shares Service Plan (the “Service Plan”) to Contract owners and participants holding shares of Class R Shares of the Funds, including but not limited to (a) acting as the shareholder of record and nominee for Contract owners and participants, (b) maintaining account records for each Contract owner and participant beneficially owning Class R Shares, (c) processing orders to purchase, redeem and exchange Class R Shares on behalf of Contract owners and participants, and handling the transmission of funds representing the purchase price or redemption proceeds and (d) addressing Contract owners’ and participants’ questions regarding their accounts and the Funds, Transfer Agent agrees to pay to the Company a servicing fee, on the annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. The Company agrees that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares. The Transfer Agent has no obligation to make any such payments and the Company hereby waives any such payments until the Transfer receives monies therefor from the Fund. The amount of compensation payable to the Company during any one year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the Fund’s prospectus.

Transfer Agent will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

2. Distribution Related Fees

In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company at an annual rate of 0.25% (0.0625% quarterly) for Class A shares and 0.50% (0.125% quarterly) for Class R shares, of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

3. Other

For services provided by the Company to Contract owners and participants who allocate value under their Contract to Class R Shares of the Funds, the Distributor agrees to pay out of its own funds an annual fee of 0.10% (0.025% quarterly) for Class R shares. Distributor will make such payments within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.